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                                                             EXECUTION COPY



                           TOYOTA MOTOR CREDIT CORPORATION

                                CALCULATION AGREEMENT



    THIS AGREEMENT is made as of September 1, 1997, between Toyota Motor Credit Corporation, a California corporation (the "Issuer"), and U.S. Bank National Association (the "Calculation Agent");

    WHEREAS, the Issuer proposes to issue and sell on a continuous basis its TMCC Demand Notes (the "Notes") pursuant to the terms and conditions of the Indenture referred to below; and

    WHEREAS, the Issuer desires to appoint the Calculation Agent as the Calculation Agent with respect to certain Notes relating to the investment of Interest Collections (the "Subject Notes") from time to time, and the Calculation Agent desires to accept such appointment, in each case pursuant to the terms and conditions set forth herein; and

    WHEREAS, the Issuer is entitled to the benefits of the Indenture, dated as of September 1, 1997 (the "Indenture"), between the Issuer, and U.S. Bank National Association as indenture trustee with respect to the Notes (the "Indenture Trustee");

    NOW IT IS HEREBY AGREED THAT:

    Section 1. APPOINTMENT OF CALCULATION AGENT; DEFINITIONS. The Issuer hereby appoints the Calculation Agent as Calculation Agent with respect to the Subject Notes. The Calculation Agent hereby accepts its appointment as an independent party for the purpose of calculating, as applicable, the principal of, the interest rate of, and amount of interest on, the Subject Notes upon the terms and conditions set forth herein. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Indenture or the Subject Notes.

    Section 2. CALCULATION OF INTEREST RATES AND PRINCIPAL. (a) The Calculation Agent shall calculate the interest rate applicable to and the amount of interest payable on and, if so specified in the Subject Notes, the principal payable on each Subject Note for which it is Calculation Agent, and communicate the same to the Issuer and the Indenture Trustee upon the terms and conditions contained herein. The Issuer shall cause the Indenture Trustee to provide the Calculation Agent with not less than two, but not more than ten Business Days' notice of each Calculation Date on which an interest or principal calculation is to be made by the Calculation Agent, and the Calculation Agent shall notify the Indenture Trustee by telephone or facsimile of the applicable interest rate, amount of interest and/or principal payable, as applicable, with respect to each Subject Note to which such Calculation Date relates and shall confirm such calculation in writing within 24 hours after so notifying the Indenture Trustee.


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    (b)     The calculation of the interest rates applicable to any Subject
Note shall be determined by reference to the terms and conditions specified in the related Subject Note supplied to the Calculation Agent. In no event shall any such interest rate be less than the specified minimum interest rate, if any, or higher than the specified maximum interest rate, if any, designated in the applicable Subject Note and in no event shall any interest rate be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. The Calculation Agent shall, if applicable, calculate the amount of interest payable on each Subject Note in the manner and at the times specified in the related Subject Note supplied to the Calculation Agent.

    (c) If so specified in any Subject Note, the Calculation Agent shall calculate the principal amount as specified in such Subject Note supplied to the Calculation Agent.

    (d) As soon as practicable after each Calculation Date, if any, the Calculation Agent will cause to be forwarded to the Issuer and the Indenture Trustee information regarding the interest rates, the interest periods, the amount of interest for each interest period, the relevant Interest Payment Dates and, if applicable (as specified in the related Subject Note), principal for the relevant Maturity of the Subject Note.

    Section 3. STATUS OF CALCULATION AGENT. Any acts taken by the Calculation Agent in such capacity under this Agreement or in connection with any Subject Note, including, specifically, but without limitation, the calculation of any principal amount, interest rate or interest amount, shall be deemed to have been taken by the Calculation Agent solely in its capacity as an agent acting on behalf of the Issuer and shall not create or imply any obligation to, or any agency or trust relationship with, any owner or holder of any Note.

    Section 4. FEES AND EXPENSES. The Calculation Agent shall be entitled to such compensation for its services rendered under this Agreement as may be agreed upon with the Issuer, and the Issuer shall pay such compensation and shall reimburse the Calculation Agent for all reasonable out-of-pocket expenses, disbursements and advances (including reasonable legal fees and expenses) incurred or made by the Calculation Agent in connection with the entering into, and the services rendered by it under, this Agreement upon receipt of such invoices as the Issuer may reasonably require.

    Section 5.  RIGHTS AND LIABILITIES OF THE CALCULATION AGENT.
The Calculation Agent, its directors, officers, employees and agents shall incur no liability for, or in respect of, any action taken or omitted to be taken, or suffered by it in reliance upon any Subject Note, written instruction, notice, request, direction, certificate, consent, report, affidavit, statement, order or other instrument, paper, document or communication reasonably believed by it in good faith to be genuine, except in the case of its or their negligence or willful misconduct. Any Subject Note, written instruction, notice, request, direction, certificate, consent, report, affidavit, statement, order or other instrument, paper, document or communication from the Issuer or given by it and sent, delivered or directed to the Calculation Agent under, pursuant to, or as permitted by, any provision of this Agreement shall be sufficient for purposes of this Agreement if it is in writing and signed by any authorized representative of the Issuer, as may be specified from time to time by the Issuer. The Calculation Agent may conclusively rely, as to the truth of the statements expressed therein, upon

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any Subject Note, written instruction, notice, request, direction, certificate, consent, report, affidavit, statement, order and/or other instrument, paper, document or communication, reasonably believed by it in good faith to be genuine, from the Issuer or given by it and sent, delivered or directed to the Calculation Agent and conforming to the requirements of this Agreement, and the Calculation Agent may rely and shall be protected in acting upon any such Subject Note, written instruction, notice, request, direction, certificate, consent, report, affidavit, statement, order or other instrument, paper, document or communication. The Calculation Agent may consult with counsel satisfactory to it and the advice of such counsel shall constitute full and complete authorization and protection of the Calculation Agent with respect to any action taken or omitted to be taken or suffered by it hereunder in good faith and in accordance with and in reliance upon the advice of such counsel. The Calculation Agent shall not be liable for any error resulting from the use of or reliance on a source, data service, bid or offered rate or publication required to be used by any Subject Note, this Agreement or any other related document. Neither the Calculation Agent nor its directors, officers, employees or agents shall be liable to the Issuer for any act or omission hereunder, except in the case of its or their negligence or willful misconduct. No party shall be liable for any default resulting from force majeure, which shall be deemed to include any circumstances beyond the reasonable control of the party affected.

    Section 6. DUTIES OF CALCULATION AGENT. The Calculation Agent shall be obligated to perform only such duties as are specifically set forth herein and no other duties, covenants or obligations on the part of the Calculation Agent, in its capacity as such, shall be implied by this Agreement.

    Section 7. TERMINATION, RESIGNATION OR REMOVAL OF THE CALCULATION AGENT. The Calculation Agent may at any time terminate this Agreement by giving written notice to the Issuer and the Indenture Trustee specifying the date on which its desired resignation shall become effective, provided that such notice shall be given no less than three months prior to said effective date unless the Calculation Agent and Issuer otherwise agree in writing. The Issuer may terminate this Agreement at any time by giving written notice to the Calculation Agent and specifying the effective date of such termination. No termination by either the Calculation Agent or the Issuer shall become effective prior to the date of the appointment by the Issuer of a successor Calculation Agent for the Subject Notes which are the subject of this Agreement and the acceptance of such appointment by such successor Calculation Agent as provided in Section 8 hereof. Upon termination by either party pursuant to the provisions of this Section, the Calculation Agent shall be entitled to the payment of any compensation owed to it by the Issuer hereunder and to the reimbursement of all reasonable expenses incurred in connection with the services rendered by it hereunder, as provided by Section 4 hereof. The provisions of Section 9 hereof shall remain in effect following termination by either party.

    Section 8. APPOINTMENT OF SUCCESSOR CALCULATION AGENT. In the event of notice of termination of this Agreement by the Calculation Agent or the Issuer pursuant to Section 7 hereof, the Issuer shall promptly appoint a successor Calculation Agent for the Subject Notes. Any such successor Calculation Agent appointed by the Issuer following termination of this Agreement pursuant to the provisions of Section 7 hereof shall execute and deliver to the original Calculation Agent, the Issuer and the Indenture Trustee an instrument accepting such appointment. Thereupon, such successor Calculation Agent shall, without any further act, deed or conveyance, become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of the Calculation

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Agent and with like effect as if originally named as Calculation Agent hereunder, and the original Calculation Agent shall thereupon be obligated to transfer and deliver such relevant records or copies thereof maintained by the Calculation Agent in connection with the performance of its obligations hereunder.

    Section 9. INDEMNIFICATION. The Issuer shall indemnify and hold harmless the Calculation Agent, its directors, officers, employees and agents from and against all actions, claims, damages, liabilities, judgments, costs, charges, losses and expenses (including reasonable legal fees and expenses) relating to or arising out of actions or omissions in any capacity hereunder, except actions, claims, damages, liabilities, judgments, costs, charges, losses and expenses caused by the negligence or willful misconduct of the Calculation Agent, its directors, officers, employees or agents. The Calculation Agent, its directors, officers, employees and agents shall incur no liability and shall be indemnified and held harmless by the Issuer for any error resulting from use of or reliance on a source or publication required to be used by any Subject Note, this Agreement or any other related document, except in the case of its negligence or willful misconduct. The Calculation Agent, its directors, officers, employees and agents shall incur no liability and shall be indemnified and held harmless by the Issuer for, or in respect of, any actions taken, omitted to be taken or suffered to be taken in good faith by the Calculation Agent in reliance upon (i) a written opinion of counsel or (ii) a written instruction from the Issuer, except in the case of its negligence or willful misconduct.

    Section 10. MERGER, CONSOLIDATION OR SALE OF BUSINESS BY THE CALCULATION AGENT. Any corporation into which the Calculation Agent may be merged or consolidated, or any corporation resulting from any merger or consolidation to which the Calculation Agent may be a party or any corporation to which the Calculation Agent may sell or otherwise transfer all or substantially all of its assets and business, shall, to the extent permitted by applicable law, become the Calculation Agent under this Agreement without the execution or filing of any paper or any further act by the parties hereto. Notice in writing of any such merger, consolidation or sale shall be given to the Issuer and to the Indenture Trustee.

    Section 11. NOTICES. Any notice or other communication required to be given hereunder shall be delivered in person, sent by letter, telecopy or telex or communicated by telephone (subject, in the case of communication by telephone, to written confirmation dispatched within 24 hours) to the addresses given below or such other address as each party hereto may have subsequently notified:

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            To the Issuer:

                   Toyota Motor Credit Corporation
                   19001 South Western Avenue
                   Torrance, California  90509
                   Attention:  Treasury Department
                   Telecopier:  (310) 787-6194
                   Telephone:   (310) 787-6195

              To the Indenture Trustee:

                   U.S. Bank National Association
                   111 East Wacker Drive, Suite 3000
                   Chicago, Illinois 60601
                   Attention: Corporate Trust Office
                   Telecopier:  (312) 228-9400
                   Telephone:   (312) 228-9401

              To the Calculation Agent:

                   U.S. Bank National Association
                   111 East Wacker Drive, Suite 3000
                   Chicago, Illinois 60601
                   Attention: Corporate Trust Office
                   Telecopier:  (312) 228-9400
                   Telephone:   (312) 228-9401


Any notice hereunder given by letter, telecopy or telex shall be deemed to have been received when it would have been received in the ordinary course of post or transmission, as the case may be.

    Section 12. BENEFIT OF AGREEMENT. Except as provided herein, this Agreement is solely for the benefit of the parties hereto and their successors and assigns and no other person shall acquire or have any rights under or by virtue hereof. The terms "successors" and "assigns" shall not include any purchaser of any Subject Note merely because of such purchase.

    Section 13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements entered into and performed in such State.

    Section 14. SEVERABILITY. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provision of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstances or jurisdiction, or

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of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable, to any extent whatsoever.

    Section 15. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

    Section 16. AMENDMENTS. This Agreement may be amended by any instrument in writing signed and delivered by each of the parties hereto.

    Section 17. OWNERSHIP OF NOTES. The Calculation Agent, its officers, directors, employees and shareholders may become the owners of or acquire any interest in any Notes, with the same rights that it or they would have if it were not the Calculation Agent, and may engage or be interested in any financial or other transaction with the Issuer as freely as if it were not the Calculation Agent.

    Section 18. CONFLICTS WITH OTHER AGREEMENTS. In any conflict relating to the rights or obligations of the Calculation Agent in connection with calculation of the interest on the Subject Notes, the terms of this Agreement shall govern such rights and obligations.

    Section 19. DELIVERY OF SUBJECT NOTES. The Issuer shall promptly deliver to the Calculation Agent the form of each Subject Note covered by this Agreement and any other documents or information necessary for the Calculation Agent to perform its duties hereunder.

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    IN WITNESS WHEREOF, this Agreement has been entered into the day and year written above.

                             TOYOTA MOTOR CREDIT CORPORATION



                             By: /s/ George Borst
                                ----------------------------------------
                                  Name: George Borst
                                  Title: Senior Vice President and
                                            General Manager



                             U.S. BANK NATIONAL ASSOCIATION
                                       as Calculation Agent



                             By: /s/ Steven E. Charles
                                ----------------------------------------
                                  Name: Steven E. Charles
                                  Title: Vice President




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